Exhibit 99.1

Sphere 3D Reports First Quarter 2026 Financial Results

Sphere 3D Advances Mining Efficiency Initiatives and Strategic Growth Plans

STAMFORD, Connecticut, May 15, 2026 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company, today reported financial results for its first quarter of FY 2026 ended March 31, 2026.

COMMENTS FROM SPHERE 3D LEADERSHIP

"During the quarter, we remained focused on improving the efficiency of our mining operations while continuing to position the Company for long-term growth," said Kurt Kalfbfleish, CEO of Sphere3D. "The operational changes underway this quarter, combined with the proposed combination with Cathedra Bitcoin, Inc., reflect our broader strategy to build a stronger and more resilient Bitcoin infrastructure business with greater operational control and flexibility over time."

RECENT EVENT

In March 2026, the Company announced a definitive agreement to combine with Cathedra Bitcoin, Inc. The proposed combination is intended to create a scaled digital infrastructure platform anchored in a central market reality: as demand for compute capacity continues to expand, access to scalable, efficiently managed power is becoming increasingly valuable. Management believes the combined company will be better positioned to capitalize on this dynamic through a modular, capital disciplined infrastructure model optimized for speed, flexibility, and disciplined deployment.

BITCOIN ASSET

As of March 31, 2026, the Company had a self-mined balance of 26.2 Bitcoin.

FIRST QUARTER FY 2026 FINANCIAL RESULTS

• Bitcoin production during the first quarter of 2026 was 25.3 Bitcoin, compared to 30.5 Bitcoin for the first quarter of 2025.

• The Company generated revenue of $1.9 million in the first quarter of 2026 compared to $2.8 million in the first quarter of 2025, primarily driven by a decrease in the fair value of Bitcoin during the period. Results were also impacted by the Company's ongoing efforts to improve operational efficiency through the replacement of older mining equipment with newer generation machines, which temporarily reduced active mining capacity during the transition. The mining fleet refresh, which is intended to improve overall efficiency and long-term operating performance, was substantially completed as of the end of the first quarter of 2026.

• Operating costs and expenses for the quarter decreased by $2.0 million to $6.0 million, compared to $8.0 million for first quarter of 2025.

• General and administrative expenses, included in operating costs and expenses, for the first quarter of 2026 were reduced by approximately 23% to $2.5 million, compared to $3.2 million for the first quarter of 2025.

• Investment loss was nil compared to $3.7 million in the first quarter of 2025, due to a previous equity investment that the Company intended to monetize over time.

• Loss from operations decreased to $4.1 million in the first quarter of 2026, compared to $5.2 million in the first quarter of 2025, reflecting the Company's continued focus on improving operational efficiency and streamlining its mining operations as part of its longer-term strategy to enhance performance and reduce operating costs over time.

• Net loss was $4.1 million, or a net loss of $1.18 per share for the first quarter of 2026, compared to a net loss of $8.8 million, or a net loss of $3.23 per share, for the first quarter of 2025.

ABOUT SPHERE 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value. For more information about Sphere 3D, please visit www.Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction, the ability to consummate the proposed transaction; the ability to obtain requisite regulatory, court, shareholder and third party approvals, the satisfaction of other conditions to the consummation of the proposed transaction on the proposed schedule, or at all, the potential impact of the announcement or consummation of the proposed transaction on relationships, including with regulatory bodies, employees, customers and competitors, the ultimate timing, outcome and results of integrating the operations of Sphere 3D and Cathedra and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

SPHERE 3D CONTACT

Investor.relations@sphere3d.com

 SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Revenues:	(Unaudited)	(Unaudited)
Bitcoin mining revenue	$1,916	$2,817

Operating costs and expenses:
Cost of Bitcoin mining revenue (exclusive of depreciation and amortization shown below)	1,603	2,194
General and administrative	2,451	3,169
Depreciation and amortization	1,145	1,606
Loss on disposal of property and equipment	241	808
Change in fair value of Bitcoin	606	228
Total operating costs and expenses	6,046	8,005
Loss from operations	(4,130)	(5,188)
Other income (expense):
Investment loss	-	(3,650)
Other income, net	25	53
Net loss before income taxes	(4,105)	(8,785)
Provision for income taxes	1	-
Net loss	$(4,106)	$(8,785)

Net loss per share:
Basic and diluted	$(1.18)	$(3.23)
Shares used in computing net loss per share:
Basic and diluted	3,480,663	2,721,044

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	March 31,	December 31,
	2026	2025
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$3,145	$3,707
Bitcoin	1,785	3,263
Other current assets	1,794	1,707
Total current assets	6,724	8,677
Property and equipment, net	13,552	14,608
Intangible assets, net	1,238	1,610
Other non-current assets	225	225
Total assets	$21,739	$25,120

LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities	$1,726	$1,802
Temporary equity	18	18
Shareholders' equity	19,995	23,300
Total liabilities, temporary equity, and shareholders' equity	$21,739	$25,120